Exhibit 99.1
Stewart Enterprises, Inc. Names Thomas J. Crawford as President and Chief Executive Officer
     New Orleans, LA February 21, 2007...Stewart Enterprises, Inc. (Nasdaq GS: STEI) announced today that its Board of Directors, after a nationwide search, has appointed Thomas J. Crawford as President and Chief Executive Officer and as a director of the Company, effective on his start date with the Company, which will be no later than March 31, 2007.
     Mr. Crawford is a talented business executive with over 27 years of experience focused on strategy, operations improvement, sales and marketing. Mr. Crawford currently serves on behalf of Sorenson Capital Partners, a private equity group, as Chief Executive Officer of Erickson Companies, a regional residential framing company with manufacturing operations in Arizona, California and Nevada. He was Chairman, Chief Executive Officer and President of publicly-traded The York Group, Inc., one of the largest casket manufacturers in the U.S., from 2000 until its merger with Matthews International Corporation in 2002. From 1997 to 1999, he was Executive Vice President of Sales and Marketing of Lozier Corporation, a manufacturer of retail display fixtures and systems. From 1979 to 1997, he served in various positions with the Batesville Casket Company, a leading manufacturer and supplier of caskets, including Vice President and General Manager — Hardwood Products Group, Vice President of New Business Development, Vice President of Marketing and Vice President of Logistics. Additionally, he held the positions of Director of Corporate Development for both the Batesville Casket Company and its parent company, Hillenbrand Industries. Mr. Crawford received his Bachelor of Science in Finance from the University of Utah and his MBA from Brigham Young University.
     Thomas M. Kitchen, who has served as acting Chief Executive Officer since June 2006, has been promoted to Senior Executive Vice President and will continue to serve as Chief Financial Officer and a director of the Company.
     John P. Laborde, Chairman of the Board, said, “We are delighted that Tom Crawford has agreed to join Stewart Enterprises as its President and Chief Executive Officer. He has all the qualifications, experience and personal characteristics that we were looking for in our search, and our Board looks forward to working with him in the coming years to enhance shareholder value. We also are pleased to have Tom Kitchen’s commitment to serve as our Senior Executive Vice President while continuing as our Chief Financial Officer, and we are grateful to him for his contributions and dedication while serving as our acting CEO during this process. We believe their complementary skills will provide the foundation for a leadership team that will be unsurpassed in our industry.”
     The Company also announced that John P. Laborde, Chairman of the Board, will retire as a director at the Company’s annual meeting of shareholders on April 5, 2007, as he is not eligible to continue to serve under the age limit for directors in the Company’s bylaws. Mr. Laborde has served as a director since 1995 and Chairman of the Board since April 2005. As Chairman of the Company’s Corporate Governance and Nominating Committee, he led the Company’s CEO search. The board has appointed Frank B. Stewart, Jr. to serve as Chairman of the Board upon Mr. Laborde’s retirement. Mr. Stewart is currently Chairman Emeritus, having served as Chairman from 1984 to 2003. Also, John C. McNamara has informed the Company that he will not stand for re-election as a director, but will continue to serve for the remainder of his current term which expires April 5, 2007, the date of the Company’s annual meeting.
     Founded in 1910, Stewart Enterprises is the second largest provider of products and services in the death care industry in the United States. The Company currently owns and operates 227 funeral homes and 143 cemeteries in the United States and Puerto Rico. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.